Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-60430, 333-38696, 333-76804, 333-92232, 333-131697 and 333-134654) and in the Registration Statements on Form S-3 (Nos. 333-87858, 333-111306 and 333-134965) of Allos Therapeutics, Inc. of our report dated March 12, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado
March 12, 2007